EXHIBIT 14.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Annual Report of The News Corporation Limited on Form 20-F/A of our report dated August 11, 2003 (October 16, 2003 as to notes 26, 28, 30 and 31) relating to the financial statements of British Sky Broadcasting Group plc (the “Company”) and to the incorporation by reference in File Nos. 33-43799, 33-71446, 33-86358, 33-89584, 333-4962, 333-6324, 333-06896, 333-7466, 333-10338, 333-10624, 333-12878, 333-08246, 333-13556, 333-106837, 333-105853, 333-105851 and 333-51434 of our report dated August 11, 2003 (October 16, 2003 as to notes 26, 28, 30 and 31), appearing in the Annual Report on Form 20-F of the Company for the year ended June 30, 2003.

Deloitte & Touche LLP

London, United Kingdom

December 5, 2003